As filed with the Securities and Exchange Commission	on Registration No. 333-201986

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1/A

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HEYU LEISURE HOLIDAYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7011	46-3601223
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

Westwood Business Center

611 South Main Street

Grapevine, Texas 76051

(+86) 592 504 9622

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Ban Siong Ang

Westwood Business Center

611 South Main Street

Grapevine, Texas 76051

(+86) 592 504 9622

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to

Lee W. Cassidy, Esq.

Anthony A. Patel, Esq.

Cassidy & Associates

9454 Wilshire Boulevard

Beverly Hills, California 90212

(949) 673-4510 (949) 673-4525 (fax)

Approximate Date of Commencement

of proposed sale to the public:                  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price	Fee (2)

Common Stock held by Selling Shareholders	10,999,097 Shares	$1.50	$16,498,646	$1,918

(1)         There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Registrant and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)         $1,918 previously paid by electronic transfer.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of 10,999,097 Shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated __________, 2015

HEYU LEISURE HOLIDAYS CORPORATION

10,999,097 Shares of Common Stock offered by selling shareholders at $1.50 per share

This prospectus relates to the offer and sale of 10,999,097 Shares of common stock (the “Shares”) of Heyu Leisure Holidays Corporation (the “Registrant”), $0.0001 par value per share, offered by the holders thereof (the “Selling Shareholder Shares”), who are deemed to be statutory underwriters. The selling shareholders will offer their shares at a price of $1.50 per share, until the Registrant's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 10,999,097 Shares. Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Registrant will not receive any proceeds from the sale of the Selling Shareholder Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Registrant. The Registrant intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Registrant.

Prior to this offering, there has been no public market for the Registrant’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Registrant and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Registrant. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Registrant nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Registrant or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

Offering Price
To Public
Per Common Stock
Share Offered	$1.50 per share

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Registrant is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

Westwood Business Center

611 South Main Street

Grapevine, Texas 76051

(+86) 592 504 9622

Prospectus dated June 11, 2015

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Registrant and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Registrant

History

Heyu Leisure Holidays Corporation ("the Registrant"), a Delaware corporation, specializes in managing hotels and in-house leisure clubs to meet the needs of business and recreational travellers. The Registrant was incorporated on July 9, 2013 and was formerly known as Cloud Run Acquisition Corporation (“Cloud Run” or “Cloud Run Acquisition”).

In January 2014, the Registrant implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the Registrant changed its name from Cloud Run Acquisition Corporation to Heyu Leisure Holidays Corporation.

In February 2015, the Registrant completed the acquisition of Heyu Capital Ltd. (“Heyu Capital”), a limited liability company formed under the laws of Hong Kong, in a stock-for stock transaction (the “Acquisition”) under a method similar to the pooling-of-interest method ("Pooling-of-Interest") as the Registrant and Heyu Capital are both under common control with and by the same majority shareholder. Heyu Capital was the sole shareholder of Xiamen Heyu Hotel Management Ltd. (“Xiamen Heyu”), a limited liability company formed under the laws of the People’s Republic of China. Xiamen Heyu in turn, is the parent company of Xiamen Wujiaer Hotel Ltd. (“Xiamen Wujiaer”), a limited liability company formed under the laws of the People’s Republic of China. The purpose of the Acquisition was to facilitate and prepare the Registrant for a registration statement and/or public offering of securities.

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Heyu Capital was incorporated June 27, 2013 under the laws of Hong Kong.

On December 18, 2013, Heyu Capital registered 100% equity interest in Xiamen Heyu, but not yet contributes any capital into Xiamen Heyu as of December 31, 2013. Heyu Capital contributes capital of $966,130 in Xiamen Heyu as of September 30, 2014. Since its inception, Xiamen Heyu Hotel Management Ltd. has focused on marketing and negotiations to manage and operate hotels in China.

On January 25, 2014, Xiamen Heyu entered into a Share Transfer Agreement with existing shareholders of Xiamen Wujiaer with a consideration of $622,379 (approximately 3,800,000 in RMB) in cash for the acquisition.

As a result of Acquisition, each of Heyu Capital, Xiamen Heyu and Xiamen Wujiaer become wholly owned subsidiaries of the Registrant as follow:

[chart]

The Registrant is located at Westwood Business Center 611 South Main Street Grapevine, Texas 76051. The Registrant’s main phone number is (+86) 592 504 9622.

Business

The Registrant specializes in managing and operating hotel chains in China via selected mergers, acquisitions and joint ventures, with a focus on providing a full range of services to its hotels and amenities to their guests.

The Registrant plans to establish hotel chains synonymous with in-house leisure, and to meet the needs of business and recreational travelers alike. To achieve this goal, the Registrant intends to be among the first budget hotels in the world to offer a wide variety of mobile office options in each of its hotels, including conference facilities, audio/video equipment, Internet access and staff that can help plan and conduct guests’ meetings.

The Registrant also plans to offer select complimentary beverages and other services to hotel guests. The Registrant will also offer memberships for Heyu Hotel leisure clubs. Club members will be entitled to complimentary drinks, food and other services when they visit club facilities.

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Risks and Uncertainties facing the Registrant

The Registrant has limited revenues to date, including during the recent year ended December 31, 2014, and the Registrant may experience losses in the near term. The Registrant needs to maintain a steady operating structure, ensuring that expenses are contained such that profits are consistently achieved. In order to expand the Registrant’s business, the Registrant would likely require additional financing. As a company with limited revenues to date, management of the Registrant must continually develop and refine its strategies and goals in order to execute the business plan of the Registrant on a broad scale and expand the business.

One of the biggest challenges facing the Registrant will be in securing adequate capital to continue to expand its business and build a larger scale and more efficient set of operations. Secondarily, an ongoing challenge remains the maintenance of an efficient operating structure and business model. The Registrant must keep its expenses and the costs of employees at a minimum in order to generate a profit from the revenues that it receives. Third, in order to expand, the Registrant will need to continue to identify suitable hotel properties and opportunities that can be realized at a reasonable cost.

Due to financial constraints and the current stage of the Registrant’s life, the Registrant has to date not conducted advertising and marketing to reach customers. In addition, the Registrant has not yet located the sources of funding to develop the Registrant on a broader scale through acquisitions or other major partnerships. As the Registrant expands, the Registrant may need such partnerships and marketing campaigns to better build its business.

Due to these and other factors, the Registrant’s independent auditors have issued a report raising substantial doubt of the Registrant’s ability to continue as a going concern.

Trading Market

Currently, there is no trading market for the securities of the Registrant. The Registrant intends to work with market-makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Registrant does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board. There can be no assurance that the Registrant will qualify for quotation of its securities on the OTC Bulletin Board. See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 10,999,097 of Shares. The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Registrant.

This prospectus relates to the offer and sale by certain shareholders of the Registrant of up to 10,999,097 of Shares (the “Selling Shareholder Shares”). The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.50 per share, until the Registrant's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Common stock outstanding before the offering	60,001,000	(1)

Common stock for sale by selling shareholders	10,999,097

Common stock outstanding after the offering	60,001,000

Offering Price	$1.50 per share

Proceeds to the Registrant	$0

(1) Based on number of shares outstanding as of the date of this prospectus.

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The total number of shares being registered through this prospectus exceeds the number of shares held by non-affiliates of the Registrant. All shares of the Registrant’s common stock currently held by non-affiliates are being registered pursuant to this prospectus.

Summary Financial Information

Before Acquisition

The Registrant had no substantive business operations or specific business until the acquisition. The consolidated statements of operations data for the year ended December 31, 2014 and December 31, 2013 and the consolidated balance sheet data as of December 31, 2014 and December 31, 2013 are derived from the Registrant’s audited financial statements and related notes thereto included exhibit 99.1 in this prospectus.

	Year ended December 31, 2014	For the period from July 2, 2013 (inception) To December 31, 2013
Statement of operations data
Revenue	$-	$-
Gross profit	$-	$-
Loss from operations	$(41,085)	$(1,407)
Net loss	$(41,085)	$(1,407)

	At December 31, 2014	At December 31, 2013
Balance sheet data
Cash	$-	$2,000
Other assets	$-	$-
Total assets	$-	$2,000
Total liabilities	$35,185	$1,150
Total shareholders’ equity (deficit)	$(35,185)	$850
Total liabilities and shareholders’ equity	$-	$2,000

After Aquisition

The Registrant had no substantive business operations or specific business plan until merged with Heyu Capital Ltd (“Heyu Capital”), a corporation existing under the laws of Hong Kong (Special Administrative Region of the PRC) on February 9, 2015. Pursuant to the merger, the Registrant acquired all of the outstanding common shares of Heyu Capital through the issuance of common shares of the Registrant to the shareholders of Heyu Capital. The transaction has been accounted for as a business combination under a method similar to the pooling-of-interest method (“pooling-of-interest”) as the Registrant and Heyu Capital are both under common control with by our majority shareholder. The consolidated statements of operations data for the period ended March 31, 2015 and December 31, 2014 and the consolidated balance sheet data as of March 31, 2015 and December 31, 2014 are derived from the Registrant’s audited financial statements and related notes thereto included exhibit 99.2 in this prospectus.

	Three months ended	Three months ended
	March 31, 2015	March 31, 2014
Statement of operations data
Revenue	$65,274	$51,338
Gross profit	$(56,053)	$(36,625)
Loss from operations	$(277,909)	$(1,811,882)
Net loss	$(277,909)	$(1,811,882)

	At March 31, 2015	At December 31, 2014
Balance sheet data
Cash	$4,655	$61,654
Other assets	$582,984	$634,444
Total assets	$587,639	$696,098
Total liabilities	$736,180	$592,714
Total shareholders’ equity (deficit)	$(148,541)	$103,384
Total liabilities and shareholders’ equity	$587,639	$696,098

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Heyu Capital Limited (“Hong Kong entity”)

As the Registrant had no operations or specific business plan until the acquisition of Heyu Capital Limited on February 9, 2015. The statement of operations data for the three months ended March 31, 2015 and 2014 and the balance sheet date as of March 31, 2015 and December 31, 2014 of Heyu Capital Ltd are included in the Registrant’s financial statement in exhibit 99.2 in this prospectus.

The financial information presented below is with respect to Heyu Capital Ltd prior to the merging with the Registrant, The statements of operations data for the years ended December 31, 2014 and December 31, 2013, respectively, and the balance sheet data as of December 31, 2014 and December 31, 2013, respectively, are derived from Heyu Capital Ltd.’s audited consolidated financial statements in exhibit 99.3 in this prospectus.

		For the period from
	Year ended December 31, 2014	July 2, 2013 (inception) to September 30, 2013

Statement of operations data
Revenue	$306,882	$-
Gross profit	$(117,619)	$-
Loss from operations	$(3,042,559)	$(22,299)
Net loss	$(3,042,559)	$(22,299)

	At December 31, 2014	At December 31, 2013
Balance sheet data
Cash	$61,654	$452,723
Other assets	$634,444	$39,672
Total assets	$696,098	$492,395
Total liabilities	$557,529	$79,977
Total members’ equity	$138,569	$412,418

Xiamen Wujiaer Hotel Limited

Heyu Capital Limited had no operations or specific business plan until the acquisition of Xiamen Wujiaer Hotel Limited on January 9, 2014. The financial information presented below is with respect to Xiamen Wujiaer Hotel Limited prior to the merging with the Heyu Capital Limited, The statements of operations data for the years ended December 31, 2013 and December 31, 2012 respectively, and the balance sheet data as of December 31, 2013 and December 31, 2012, respectively, are derived from Xiamen Wujiaer Hotel Limited’s audited financial statements in exhibit 99.4 in this prospectus.

	Year ended	Year ended
	December 31, 2013	December 31,2012
Statement of operations data
Revenue	$245,988	$296,305
Gross profit	$84,781	$194,477
Loss from operations	$(160,627)	$(84,754)
Net loss	$(160,627)	$(84,754)

	At December 31, 2013	At December 31, 2012
Balance sheet data
Cash	$13,900	$14,622
Other assets	$498,218	$535,450
Total assets	$512,118	$550,072
Total liabilities	$128,889	$21,057
Total members’ equity	$383,229	$529,015

Statement of operations data of Xiamen Wujiaer Hotel Limited for the year ended December 31, 2014 and 2013 are included in the pro forma statement of operation combination of the Registrant and Heyu Capital in exhibit 99.5 in this prospectus.

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RISK FACTORS

The Registrant has generated revenues, but limited profits, to date.

The Registrant has generated limited profits to date. The business model of the Registrant involves significant costs, resulting in a low margin on revenues. Coupling this fact with operating expenses incurred by the Registrant, the Registrant has only generated a small amount of total profits in the past. The Registrant hopes that as its business expands via selected mergers, acquisitions and joint ventures that the scale of the enterprise would result in a higher gross margin and net margin.

No assurance of success in operations.

There is no assurance that the Registrant’s exploration or development activities will be successful. Moreover, there is no assurance that any of the Registrant’s operations will have any ability to realize profits.

The Registrant is an early-stage company with a limited operating history, and as such, any prospective investor may have difficulty in assessing the Registrant’s profitability or performance.

Because the Registrant is an early-stage company with a limited operating history, it could be difficult for any investor to assess the performance of the Registrant or to determine whether the Registrant will meet its projected business plan. The Registrant has limited financial results upon which an investor may judge its potential. As a company still in the early stages of its life, the Registrant may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early-stage business. An investor will be required to make an investment decision based solely on the Registrant management’s history, its projected operations in light of the risks, the limited operations and financial results of the Registrant to date, and any expenses and uncertainties that may be encountered by one engaging in the Registrant’s industry.

The Registrant expects to incur additional expenses and may ultimately never be profitable.

The Registrant is an early-stage company and has a limited history of its operations. The Registrant will need to continue generating revenue in order to maintain sustained profitability. Ultimately, in spite of the Registrant’s best or reasonable efforts, the Registrant may have difficulty in generating revenues or remaining profitable.

The Registrant’s officers and directors beneficially own a majority of the Registrant’s common stock and, as a result, can exercise control over stockholder and corporate actions.

The officers and directors of the Registrant currently beneficially own approximately 79% of the Registrant’s outstanding common stock. As such, they will be able to control most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Registrant’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

The Registrant depends on its management team to manage its business effectively.

The Registrant's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled management, operational and executive personnel. In particular, due to the relatively early stage of the Registrant's business, its future success is highly dependent on its officers, to provide the necessary experience and background to execute the Registrant's business plan. The loss of any officer’s services could impede, particularly initially as the Registrant builds a record and reputation, its ability to develop its objectives, and as such would negatively impact the Registrant's possible overall development.

The Registrant’s Management possesses no prior experience managing a public company and the Registrant does not currently possess effective disclosure controls and procedures adequate for a public company.

Based upon their respective evaluation, the Registrant’s Managing Director and Officers have concluded that, as of December 31, 2014, the existing disclosure controls and procedures of the Registrant were not effective. Disclosure controls and procedures means controls and other procedures that are designed to ensure that information required to be disclosed by the Registrant in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Registrant in the reports that it files or submits under the Exchange Act is accumulated and communicated to management, including the Managing Director, principal executive and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

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The Registrant has engaged outside accounting and finance advisors to assist the Registrant in better implementing effective disclosure controls and procedures.

The Registrant’s business may be sensitive to Chinese economic conditions. A severe or prolonged downturn in the Chinese could materially and adversely affect our revenues and results of hotel operations.

The Registrant operates primarily in China within the Chinese domestic business travel and leisure industry. Accordingly, the Registrant’s financial results have been, and are expected to continue to be, affected by developments in the Chinese economy and travel industry. The travel industry is directly related to general economic trends and is highly sensitive to business and personal discretionary spending levels. Travel industry growth may decline during general economic downturns. In 2008, China was affected by the disruptions to financial markets. Although the Chinese economy recovered in 2010 and remained relatively stable in 2011 and 2012, the growth rate of China’s GDP decreased in 2013 and 2014, and it is uncertain whether this economic downturn will continue into 2015 and beyond. A prolonged downturn in the Chinese economy could erode consumer confidence, which could result in changes to consumer spending patterns for travel and lodging-related products and services.

China’s economic growth rate may materially decline in the future, which may adversely effects the Registrant’s financial condition and results of operations. Risk of a material downturn in China’s economic growth rate is based on several current or emerging factors including: (i) overinvestment by the government and businesses and excessive credit offered by banks; (ii) a rudimentary monetary policy; (iii) excessive privileges to state-owned enterprises at the expense of private enterprises; (iv) the dwindling supply of surplus labor; (v) a decrease in exports due to weaker overseas demand; and (vi) failure to boost domestic consumption.

If the Registrant is unable to generate sufficient cash, it may find it necessary to curtail acquisition and operational activities.

The Registrant’s business plan hinges on its ability to acquire, develop, market and commercialize hotels, in China. If the Registrant is unable secure external sources of funding from investors or fund raising in the capital market to acquire, develop, market and/or commercialize hotels, it would not be able to proceed with its business plan or successfully develop its planned operations at all.

The Registrant may face significant competition from companies that serve its industries.

The hotel and hospitality industry is subject to intense competition. The Registrant’s principal competitors in this industry will include major hospitality chains, smaller hotel chains, independent and local hotel owners and other well-established and recognized brands. The Registrant would be competing for individual guests, group reservations and conference business. Much of the competition for these customers is based on brand name recognition and reputation, as well as location, room rates, property size and availability of rooms, quality of the accommodations and amenities, and customer satisfaction. The Registrant’s competitors may have greater financial and marketing resources which would allow them to improve their properties and expand and improve their marketing efforts in ways that could affect the Registrant’s ability to effectively compete for guests. If the Registrant is unable to compete successfully, its financial performance may be adversely affected.

The Registrant is subject to the potential factors of market and customer changes.

The business of the Registrant is susceptible to rapidly changing preferences of the marketplace and its customers. The needs of customers are subject to constant change. Although the Registrant intends to carry out its plan of acquiring and operating hotels to satisfy changing customer demands in the marketplace, there can be no assurance that funds for such expenditures will be available or that the Registrant's competition will not develop similar or superior capabilities or that the Registrant will be successful in its internal efforts. The future success of the Registrant will depend in part on its ability to respond effectively to rapidly changing trends, industry standards and customer requirements by adapting its visions of potential hotels and leisure properties for purchase and improving the features and experience offered by these properties.

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Insurance that the Registrant possesses is not necessarily sufficient to satisfy all potential claims that may arise against the Registrant or its officers and directors.

There is no assurance that insurance coverage that the Registrant possesses would be adequate to satisfy any potential claims made against the Registrant, its officers and directors, or its business operations. Any such liability which might arise could be substantial and may exceed the assets of the Registrant. The certificate of incorporation and by-laws of the Registrant provide for indemnification of officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Intellectual property and/or trade secret protection may be inadequate.

The Registrant holds limited intellectual property rights in China. The Registrant has not applied for intellectual property or trade secret protection in any aspect of its business in the United States. There can be no assurance that the Registrant can obtain effective protection against unauthorized duplication or the introduction of substantially similar solutions and services. The Registrant may choose to apply for additional intellectual property protection in the future; however, there can be no guarantee that intellectual property rights will adequately protect the Registrant or its business and operations.

There has been no prior public market for the Registrant’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Registrant’s securities and the Registrant cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Registrant. The Registrant intends to apply for quotation of its common stock on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. However, the Registrant does not know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so. If the Registrant is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

The offering price of the Shares has been arbitrarily determined by the Registrant and such offering should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Registrant’s common stock. The offering price for the Shares has been arbitrarily determined by the Registrant and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Registrant. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

The Registrant may complete a primary public offering (or private placement) for Shares in parallel with or immediately following this offering.

The Registrant may conduct a primary public offering (or private placement) for Shares to raise proceeds for the Registrant. Such an offering may be conducted in parallel with or immediately following this offering. Sales of additional Shares will dilute the percentage ownership of shareholders in the Registrant.

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The Registrant has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Registrant is authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares. The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock. Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Registrant. No such preferred shares or preferences have been issued to date, but such shares or preferences may be issued at a later time, subject to the sole discretion of the board of directors.

The Registrant does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Registrant prior to selling their interest in it.

The Registrant does not project paying dividends but anticipates that it will retain future earnings for funding the Registrant’s growth and development. Therefore, investors should not expect the Registrant to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Registrant, if and when a market for such Shares develops. Furthermore, even if a market for the Registrant’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Registrant’s stock may be considered a penny stock and any investment in the Registrant’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Registrant's common stock may be below $5.00 per share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Registrant’s common stock which could impact the liquidity of the Registrant’s common stock.

The Registrant's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Registrant can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Registrant has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Registrant, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Registrant's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Registrant to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Registrant meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

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-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd- Frank Act relating to compensation of its chief executive officer;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Registrant Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Registrant is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Registrant has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Registrant's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Registrant's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Registrant may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Registrant. As a result, investor confidence in the Registrant and the market price of its common stock may be adversely affected.

Shares of common stock in the Registrant may be subject to resale restrictions imposed by Rule 144 of the Securities and Exchange Commission

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. Shares purchased in this Offering may be subject to Rule 144 resale restrictions, and accordingly, investors may be subject to such resale limitations.

Reliance upon Rule 144 to sell securities may be unavailable to the Registrant, due to its previous status as a shell company, and if Rule 144 is not available (pursuant to Rule 144(i)), certain shares of common stock may have no ability for sale or transfer until the Registrant is allowed to rely upon Rule 144 of the Securities and Exchange Commission

Rule 144 establishes specific criteria for determining whether a person is not engaged in a distribution of securities. Among other things, Rule 144 creates a safe harbor whereby a person satisfying the applicable conditions of the Rule 144 safe harbor is deemed not to be engaged in a distribution of the securities and therefore not an underwriter of the securities. If a purchaser of securities is unable to rely upon Rule 144 to sell securities (due to Rule 144(i)), then the securities must be registered or another exemption from registration must be found in order for the distribution of securities to be made. In the event that the securities are not registered or another exemption is not found, a purchaser of securities may not be able to sell or transfer the shares of common stock in the Registrant until such time as the Registrant is able rely upon Rule 144.

Pursuant to Rule 144(i), reliance upon Rule 144 is typically available for the resale of restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company (or an issuer that has been at any time previously a reporting or non-reporting shell company) only if the following conditions are met:

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•	The issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;
•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

•	The issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Registrant believes its assumptions underlying the forward-looking statements are reasonable, the Registrant cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Registrant’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Registrant competes and any deterioration in the economy may individually or in combination impact future results.

DETERMINATION OF OFFERING PRICE

There is no public market for the Registrant’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Registrant. This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Registrant but represents solely the arbitrary opinion of management of the Registrant.

DIVIDEND POLICY

The Registrant does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 10,999,097 outstanding shares of the Registrant’s common stock by the holders of those shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.50 per share, until the Registrant's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Registrant will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares.

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PLAN OF DISTRIBUTION

The Registrant and the selling shareholders are seeking an underwriter, broker-dealer or selling agent to sell the Shares. Neither the Registrant nor the selling shareholders have entered into any arrangements with any underwriter, broker-dealer or selling agent as of the date of this prospectus. At the time of this prospectus, neither the Registrant nor the selling shareholders has located a broker-dealer or selling agent to sell the Shares. If, and when, a suitable broker-dealer, underwriter or selling agent is located, the Registrant would plan to disclose the same in this prospectus through an amendment to its Form S-1 registration statement to include such information herein.

The Registrant intends to maintain the currency and accuracy of this prospectus and to permit offers and sales of the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates, unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). The resell of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

Selling Shareholders

The selling shareholders will offer their shares at a price of $1.50 per share, until the Registrant's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resell. The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares. The Registrant will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders' Shares. Of the 10,999,097 Selling Shareholder Shares included in the registration statement of which this prospectus is a part, 5,486,016 Selling Shareholder Shares are held by officers, affiliates or directors of the Registrant.

DESCRIPTION OF SECURITIES

Capitalization

The Registrant is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 60,001,000 shares are outstanding as of the date of this prospectus. The Registrant is also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001, of which no shares were outstanding as of the date of this report.

The following statements relating to the capital stock set forth the material terms of the securities of the Registrant, however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the certificate of incorporation and the by-laws.

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Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

Holders of common stock have no preemptive rights to purchase the Registrant’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Registrant may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The board of directors may fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders of the Registrant, except that no holder of preferred stock shall have preemptive rights. Any shares of preferred stock so issued would typically have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Registrant without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Although the Registrant’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Registrant, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

Admission to Quotation on the OTC Bulletin Board

If the Registrant meets the qualifications, it intends to work with market-makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Registrant does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.

The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. In addition, the Registrant must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Registrant may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc. In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Registrant will be traded following the effectiveness of this registration statement.

Transfer Agent

It is anticipated that Globex Transfer, LLC of Deltona, Florida will act as transfer agent for the common stock of the Registrant.

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Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Registrant’s common stock. The foregoing required penny stock restrictions will not apply to the Registrant’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Registrant has not paid any dividends to date. The Registrant intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends to common stockholders in the foreseeable future.

THE BUSINESS

Background

The Registrant intends to manage unique budget hotels in China and internationally and luxury hotels that provide executive facilities, leisure clubs and the highest level of operational excellence via selected mergers, acquisitions and joint ventures.

In January 2014, the Registrant implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the Registrant changed its name from Cloud Run Acquisition Corporation to Heyu Leisure Holidays Corporation.

On February 9, 2015, the Registrant completed the acquisition of Heyu Capital Ltd. (“Heyu Capital”), a limited liability company formed under the laws of Hong Kong, in a stock-for stock transaction (the “Acquisition” under a method similar to the pooling-of-interest method ("Pooling-of-Interest") as the Registrant and Heyu Capital are both under common control with by the same majority shareholder). Heyu Capital was the sole shareholder of Xiamen Heyu Hotel Management Ltd. (“Xiamen Heyu”), a limited liability company formed under the laws of the People’s Republic of China. Xiamen Heyu in turn, is the parent company of Xiamen Wujiaer Hotel Ltd. (“Xiamen Wujiaer”), a limited liability company formed under the laws of the People’s Republic of China. The purpose of the Acquisition was to facilitate and prepare the Registrant for a registration statement and/or public offering of securities. As a result of the Acquisition, each of Heyu Capital Ltd, Xiamen Heyu Hotel Management Ltd. and Xiamen Wujiaer Hotel Ltd. became wholly owned subsidiaries of the Registrant.

Summary

Current Business

The Registrant currently operates the Wujiaer Hotel, a unique budget hotel in China. The Wujiaer hotel provides executive facilities and leisure clubs to its guests.

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Planned Business operations

The Registrant plans to manage additional budget hotels and luxury hotels via selected mergers, acquisitions and joint ventures in China as follow:

Budget hotels:

The Registrant intends to establish hotel chains synonymous with in-house leisure clubs to meet the needs of business and recreational travelers alike. The Registrant intends to create the first budget hotels in the world to offer a wide variety of mobile office options in each of its hotels, including conference facilities, audio/video equipment, Internet access and staff that can help plan and conduct guests’ meetings. The Registrant also plans to offer selected complimentary beverages and other services to hotel guests. Memberships will also be offered for Heyu Hotel leisure club, which will entitle members to complimentary drinks and services when they visit and use club facilities.

Luxury hotels:

The Registrant intends to manage and operate luxury hotels (4-5 stars) with the luxury facilities, including indoor swimming pools, Karaoke bars, business centers, ballrooms and high-end restaurants.

The Registrant expects to establish and maintain customer relationships by developing and providing products and services that offer value in terms of price, quality, safety and environmental impact. These services will be supported by the requisite technological, environmental and commercial expertise.

The Registrant will expand its budget hotel chain and services to satisfy the needs of its customers. The Registrant will constantly strive to achieve operational excellence, as well as conduct its business in a safe, environmentally sustainable and economically optimum manner, employing a diverse, innovative and results-oriented team motivated to deliver excellence. The Registrant seeks the highest standard of performance, maintaining a strong long-term and growing position in the hotel and leisure industry. The Registrant aims to work closely with its customers, business partners and policy-makers to excel in its business operations year after year.

The Registrant anticipates gradually expanding its presence globally.

The Business: Hotel Operations

The hotel industry is highly segmented with many different brands targeting a vast range of customer needs at various price points. Businesses in the hotel industry generally operate under one or more business models, including hotel management, brand franchising and hotel ownership. Hotels are categorized into three groups: full-service, select-service and limited-service. Full-service hotels typically offer a full range of amenities and facilities, including food and beverage facilities and meeting facilities. Select-service hotels furnish some of the amenities offered at full-service hotels but on a smaller scale and generally do not to have meeting facilities. Limited-service hotels usually offer only lodging, however some provide modest food and beverage facilities such as breakfast buffets or small meeting rooms.

Lodging demand growth is generally related to the strength of the overall economy. Additionally, local demand factors may stimulate business and leisure travel to specific locations. In particular, macroeconomic trends relating to GDP growth, corporate profits, capital investments and employment growth are some of the primary drivers of lodging demand. As the economy continues to improve, the ongoing trend of strong transient demand and growing group business will continue to drive demand for hotels and lodging and allow the industry to achieve increased growth.

The hotel industry in China has peak and low seasons during the year. The peak season occurs during the holiday period. Beginning in February with the Chinese New Year and continuing through the week-long holiday of National Day in October, the hotel industry experiences its peak business volume. The Registrant also anticipates high volume business for certain conventions and expos during the year.

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The Market

The global hotel industry, and the Chinese hotel industry in particular, have improved as the economy has recovered from the recent global economic downturn. Currently, the Registrant focuses its operations exclusively in the Fujian province of China and expects to primarily focus its future operations in that region. The table below indicates the number of hotels available in Fujian Province:

Number of Hotels
Fujian Province	6285
Xiamen	2436
Fuzhou	939
Nanping	553
Quanzhou	543
Zhangzhou	501
Longyan	489
Ningde	386
Sanming	323
Putian	115

** Sources: from official website of Ctrip.

Tourism

Foreign Visitors

The number of foreign visitors to China is slightly increased from 2013 to 2014. According to table below, the rate increased about 0.2% in the year 2014. The Registrant believes there is ample room to enter this market and that barriers for entry remain relatively low.

	Number of Foreign Visitors to China
Country	2012 (,000)	2013	2014
Total Foreigner	27,191	26,290	26,360
Total Asia	16,648	16,088	16,361
Including:	-	-	-
Japan	3,518	2,877	2,717
Korea	4,069	3,969	4,181
Indonesia	622	605	566
Malaysia	1,235	1,206	1,129
Phillipines	962	996	967
Singapore	1,027	966	971
Thailand	647	651	613
Mongolia	1,010	1,050	1,082
India	610	676	709
Pakistan	96	106	108
Others	2,854	2,986	3,318-
Total Europe	5,921	5,660	5,484
Including:	-	-	-
Britain	618	625	604
France	524	533	517
Italy	252	251	253
Germany	659	649	662
Swiss	82	80	79
Sweden	171	159	142
Russia	2,426	2,186	2,045
Spain	136	132	141
Others	1,053	1,045	1,041
Total American	3,179	3,123	3,106
Including:	-	-	-
U.S	2,118	2,085	2,093
Canada	708	684	667
Others	353	354	346
Total Oceania	914	863	810
Including:	-	-	-
Australia	774	723	672
New Zealand	128	128	126
Others	12	12	12
Others	529	556	599

*** Sources from state tourism bureau

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The Registrant’s Presence in the Market

Currently, the Registrant has a budget hotel in Xiamen, Fujian province, China. The Registrant plans to grow organically as a participant in the hotel industry via selected mergers, acquisitions and joint ventures. The Registrant plans to build its business and industry reputation through growth by expanding its brand and creating a reputable brand name. Growth will be primarily achieved through internal growth and expanding its hotel chain to include more managed hotels.

Governmental Regulations

The Registrant does not need or require approval from government authorities or agencies in order to operate its regular business and operations. However, it is possible that any proposed expansion to the Registrant’s business and operations in the future would require government approvals.

Services

The Registrant expects to provide a full range of services to managed hotels so as to meet the quality control and internal control standards of leased-and-operated hotels, including decision-making assistance, customer base and efficiency analysis, investment and consulting services, cost control analysis and guidance.

For hotel guests, the Registrant will bring more value to guests and members by providing competitive and consistent pricing. The Registrant will also provide more comfortable bedding, pleasanter bathrooms, a higher standard of cleanliness, and an overall more enjoyable experience.

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Management Agreement

One of the Registrant’s main sources of revenue will be management fees. Pursuant to the management agreements, the Registrant expects to receive an initial payment and ongoing five percent (5%) to seven percent (7%) of hotel revenues.

Pricing

The main source of revenue for the Registrant will be the sale of brand licenses and management fees. The Registrant expects to receive, as part of its management agreements, an initial payment followed by ongoing payments of five percent (5%) to seven percent (7%) of hotel revenues. Competitive price and excellent Customer service is always our priority. We have setting our selling price base on the seasonal factor. The below is our standard pricing table for Wu JiaEr Hotel.

The Wu JiaEr Hotel provides several different room options, including standard rooms and deluxe room, executive rooms, and rooms with different sized beds. The rooms vary in price from RMB 239 to RMB 459 per night.

Competition

The hotel industry is highly competitive. Many hotel enterprises expand rapidly around China and consistently seize market share of hotel consumption with unified service, unified management and unified brand, which continuously decreases the market share of the small and medium sized hotel. However, the Registrant sees hotel branding as a new and untapped opportunity in China. The Registrant projects that only 15% of hotels and lodging accommodations in China are affiliated with a brand.

Strategic Partners and Suppliers

The Registrant believes that strategic partnerships will be a major component of the Registrant’s operating strategy and path to success. The Registrant plans to work with several strategic partners in important areas of its business and operations to promote its development activities in efforts to maintain the competitive edge in the hotel and leisure industry.

The Registrant is reliant upon three travel agencies for a substantial portion of its business. XiaMen LanSheng International Travel Agency Co. Ltd accounts for 9.77% of the Registrant’s business, while XiaMen Foreign Trade International Travel Agency Co. Ltd and XiaMen JieLv Travel Agency Co. Ltd account for 7.67% and 3.45% respectively.

Marketing and Sales

The Registrant has conducted limited advertising and marketing to date. However, the Registrant is planning to create a marketing plan that aims to maintain a competitive edge in the hotel industry and to promote the company as a pioneer player in this industry.

Operations

Explain how the business is run, how potential partnership hotels are targeted, etc.

Revenues and Losses

The Registrant had no substantive business operations or specific business plan until merged with Heyu Capital Ltd (“Heyu Capital”), on February 9, 2015.

Based on the consolidated financial statement of Registrant, it would have been deemed to have revenue of $65,274 for the three months ended March 31, 2015 and $51,338 for the three months ended March 31, 2014.

Based on the consolidated statement of operation of Registrant, it would have been deemed to have net losses of $277,909 for the three months ended March 31, 2015 and $1,811,882 for the threemonths ended March 31, 2014.

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The Registrant and its subsidiaries’ continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its members or other sources, as may be required.

The Registrant has sustained operating losses since inception. The Registrant’s continuation as a going concern is dependent on management’s ability to develop profitable operations, and/or obtain additional financing from its stockholders and/or other third parties.

If management projections are not met, the Registrant may have to reduce its operating expense and to seek additional funding through debt and/or equity offerings

Equipment Financing

The Registrant has no existing equipment financing arrangements.

THE REGISTRANT

Change of Control

The Registrant was incorporated in the State of Delaware in July 2012, and was formerly known as Cloud Run Acquisition Corporation. In May 2013, the Registrant implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the Registrant changed its name from Cloud Run Acquisition Corporation to Heyu Leisure Holidays Corporation.

Relationship with Tiber Creek Corporation

In January 2014, the Registrant entered into an engagement agreement with Tiber Creek Corporation, a Delaware corporation (“Tiber Creek”), whereby Tiber Creek would provide assistance to the Registrant in effecting transactions for the Registrant to combine with a public reporting company, including: transferring control of such reporting company to the Registrant; preparing the business combination agreement; effecting the business combination; causing the preparation and filing of forms, including a registration statement, with the Securities and Exchange Commission; assist in listing its securities on a trading exchange; and assist in establishing and maintaining relationships with market makers and broker-dealers.

Under the agreement, Tiber Creek is entitled to receive cash fees from the Registrant. In general, Tiber Creek holds interests in inactive Delaware corporations which may be used by issuers (such as the Registrant) to reincorporate their business in the State of Delaware and capitalize the issuer at a level and in a manner (i.e. the number of authorized shares and rights and preferences of shareholders) that is appropriate for a public company. Otherwise, these corporations, such as Cloud Run Acquisition Corporation (the former name of the Registrant), are inactive, and Tiber Creek does not conduct any business in such corporations.

James Cassidy and James McKillop (who is the sole owner of MB Americus, an affiliate of Tiber Creek) serve only as interim officers and directors of these corporations (such as Cloud Run Acquisition Corporation) until such time as the changes of control in such corporations are effectuated to the ultimate registering issuers. As the role of Tiber Creek is essentially limited to preparing the corporate structure and organizing the Registrant for becoming a public company, the roles of Mr. Cassidy and Mr. McKillop are generally limited to facilitating such change of control and securities registration transactions.

Promissory Notes

The Registrant has no outstanding promissory notes as of the date of this prospectus.

Intellectual Property

The Registrant holds limited intellectual property, and has not applied for any patents. The Registrant does hold one trademark issued in China for “Heyu.” The Registrant may decide in the future to pursue further efforts to protect its intellectual property, trade secrets and proprietary methods and processes.

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Research and Development

The Registrant has not to date undertaken, and does not currently plan to undertake, any material research and development activities.

Employees and Organization

As of the date of this prospectus, the Registrant had a total of 34 employees. The number of employees per department are as follows:

Department	Employees
Human Resource Department	3
Administration Department	4
Finance Department	4
Information Technology Department	2
Sales and Marketing Department	1
Front Desk and Customer Services Department	7
Hotel Operational Department	13

The employees receive health insurance benefits. The Registrant may offer additional fringe and welfare benefits in the future as the Registrant’s profits grow and/or the Registrant secures additional outside financing or its profits from operations allow expenditure on such items.

Property

The Registrant currently leases two offices:

1) Xiamen Office 13D Alishan Plaza, Block No 2, Lvling Road, Siming District, Xiamen City, Fujian Province, 361000, China. The Registrant and its subsidiaries are currently leasing this property. The lease was commenced and used from August, 2014 and is set to expire September 30, 2015. The office is an area of 264.42 square meters. The Registrant and its subsidiaries pay a monthly rental rate of RMB 13221.00 (approximately $2,156). Upon executing the lease, the Registrant paid the landlord a performance guarantee in the amount of RMB 13,221.00 (approximately $2,156) or one month’s rent.

2) Hong Kong Virtual Office17/F, Wheelock House, 20 Pedder Street, Central, Hong Kong. The leased this office on November 1, 2014 for a team of six (6) months and is set to expire 31 December, 2015. The Registrant has paid the full lease amount of HKD4,798 (approximately $620) for six months. The Registrant is currently in the midst of reviewing the new office tenancy, which is estimated the monthly rental of HKD 80,000 (approximately $10,322) located at Kawloon, Hong Kong with the area of 2,500 square feet.

As of March 31, 2015, the Registrant had only one leased hotel with the area of 3,000 square meters in operation, namely Wujiaer Hotel, which is located at 4F, Lotus Building, No 194 Jiahe Road, Siming District, Xiamen, China. Under lease arrangement, the company pays a quarterly rental rate of RMB420,000(approximately $67,740). The lease was signed October 1, 2013 for a term of ten years and is set to expire September 30, 2025.

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Subsidiaries

On February 9, 2015, the Registrant completed the acquisition of Heyu Capital Ltd. (“Heyu Capital”), a limited liability company formed under the laws of Hong Kong, in a stock-for stock transaction (the “Acquisition”) under a method similar to the pooling-of-interest method(Pooling-of-Interest) as the Registrant and Heyu Capital are both under common control with the same majority shareholder. Heyu Capital was the sole shareholder of Xiamen Heyu Hotel Management Ltd. (“Xiamen Heyu”), a limited liability company formed under the laws of the People’s Republic of China. Xiamen Heyu in turn, is the parent company of Xiamen Wujiaer Hotel Ltd. (“Xiamen Wujiaer”), a limited liability company formed under the laws of the People’s Republic of China. The purpose of the Acquisition was to facilitate and prepare the Registrant for a registration statement and/or public offering of securities. As a result of the Acquisition, each of Heyu Capital Ltd became a wholly owned subsidiary of the Registrant.

Heyu Capital Limited, a Hong Kong limited liability company, is located at 17/F, Wheelock House, 20 Peddar Street, Central, Hong Kong. Heyu Capital Limited was incorporated June 27, 2013 under the laws of Hong Kong.

Xiamen Heyu Hotel Management Limited is a limited liability company located at Unit 10, C Area, 6 Floor, No.32, Shiding Street, Siming District, Xiamen. Xiamen Heyu Hotel Management Limited was established December 18, 2013 under the laws and authority of the Industry and Commercial Administration for the Bureau of Xiamen City and start operation in 2014.

Xiamen WujiaEr Hotel Limited is a limited liability company located at Fourth floor, No.194, Jiahe Road, Siming District, Xiamen city. Xiament Wujiaer Hotel Limited was established January 26, 2011 under the laws and authority of the Industry and Commercial Administration for the Bureau of Siming District of Xiamen City and was acquired by Xiamen Heyu in January 2014.

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more;

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period; or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Registrant are discussed below.

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Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies.

(A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Registrant is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Registrant's independent registered public accounting firm from complying with any rules adopted by the Public Registrant Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Registrant's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Registrant's independent registered public accounting firm to file a report on the Registrant's internal control over financial reporting, although management of the Registrant is still required to file its report on the adequacy of the Registrant's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Registrant has elected not to opt out of the transition period.

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Reports to Security Holders

The Registrant has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Registrant’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Registrant. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission, along with any other filings of the Registrant, as described below.

In September 2013, the Registrant (as Cloud Run Acquisition Corporation) filed a Form 10-12G general registration of securities pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to such Act and files with the Securities and Exchange Commission quarterly and annual reports and management shareholding information. The Registrant intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.

The Registrant's documents filed with the Securities and Exchange Commission may be inspected at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Registrant’s filings may be located under the CIK number 0001586573.

PLAN OF OPERATION

Business Plan and Potential acquisition

The basic business plan of the Registrant consists of developing and managing hotels. The Registrant intends to expand its business through the evaluation of hotel properties in China and internationally. The Registrant is currently actively engaged in the evaluation of potential third party hotel ownership groups with whom the Registrant could license its brand and manage their hotels under stringent control of Heyu’s quality standards.

The Registrant has entered Memorandum of Understanding with two hotel projects in China, Golden Eagle Hotel and Xiamen Yuan Bo Bay Hot Springs Hotel for its potential acquisition in the future. The Registrant has also issued a Letter of Intent to show its interest in a third project, a 5-star hotel located in Shanghang, China. The build-up area of hotel is 51,195 square meters with the facilities of Western/Chinese restaurant, indoor swimming pool, KTV room, ballroom, meeting room, business center, etc.

With respect the Golden Eagle Hotel, the total estimated acquisition amount is between RMB 180 million to RMB 200 million with the built up area of 15,000 square meters, which comprises of 120 hotel rooms, meeting rooms, business center and KTV rooms. The land use right for the said hotel is 65 years (from 2014 to 2079).

With respect to Xiamen Yuan Bo Bay Hot Springs Hotel, the total estimated acquisition amount is between RMB 190 million to RMB 220 million (excluding renovation and construction works) with the built up area of 18,000 square meters, which comprises of 160 hotel rooms, offices and a retail shop. The land use right for the said hotel is 67 years (from 2014 to 2081). The Company was targeted to pay the down payment/ initial deposit of RMB 5 million to the other party by January 2015, provided a positive due diligence outcome and full land title documents are furnished to the Company. However, the Company still has not paid the referenced amount as the other party as the other party has still not yet furnished the full land title documents to the Company.

At this time, only the acquisition of Xiamen Yuan Bo Bay has a measurable degree of probability at this time. However, there can be no assurance that any such acquisition will be completed.

Plan of Acquisition in Next 12 Months

In the next twelve months, the Registrant plans to acquire Xiamen Yuan Bo Bay Hot Springs Hotel, a luxury hotel. The hotel is located at Jimei District in Xiamen city with the land and property use right of 66 years. The total building area of hotel is approximately 19,000 square meters, which estimated consist of 150 hotel rooms, 118 parking spaces, shopping outlets and meeting rooms,

Xiamen Yuan Bo Bay Spring Hotel is surrounded by salt water hot springs, circus troop, newly built office buildings, apartment and Metropolitan Rapid Transit Station (“MRT”).

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The Registrant is currently in the price negotiation stage with owner and renovation work allowed to commence upon the first payment of deposit. The estimated purchase price is $43 million (RMB 266 million) and renovation cost of $24 million (RMB 150 million). The anticipated timeframe and milestone of acquisition and construction work are as follow:

Estimated Acquisition timeframe:

Timeframe	Milestone
August 2015	Target to sign the Property Use Right Agreement
August 2015	$320,000 payment of deposit (RMB 2,000,000) within 7 working days of Agreement signed
September 2015	Calling for tender/ appointment of interior designer and contractors for the renovation work of hotel.
October 2015	20% payment of purchase price
December 2015	30% payment of purchase price and arrangement of legal document and title transfer of hotel
March 2016	40% payment of purchase price and completion of title transfer
September 2016	Release the 10% balance of retention sum to owner

Estimated Renovation timeframe:

Timeframe	Milestone
August 2015	Calling for tender/ appointment of interior designer and contractors for the renovation work of hotel.
October 2015	10% payment to contractors and commencement of renovation work
January 2016	20% payment of renovation work
March 2016	20% payment of renovation work
June 2016	20% payment of renovation work
September 2016	20% payment and completion of renovation work
March 2017	Release the 10% balance of retention sum

The acquisition of Xiamen Yuan Bo Bay Hot Spring Hotel is likely and the Registrant estimates capital needs for the next 12 months of approximately $50.4 million (RMB 315 million), which consists of $38.5 million (RMB 240 million) of acquisition cost and $12 million (RMB 75 million) of renovation payments.   The company working capital and expected source of fund of acquisition for the next twelve months will be from the existing shareholders, potential investors and through capital market,

However, as disclosed in the “Risk Factors,” there can be no assurance that the Registrant will successfully complete the acquisition.

Potential Revenue

The Registrant expects to earn potential revenue from licensing its brand name, initial and ongoing management fees and hotel leisure club membership sales. The Registrant also receives revenue from its hotels based on the number of room rented each day. The rate of occupancy is directly correlated to profitability.

The Registrant’s revenue contribution is mainly from the source of the customers as listed in below categories:

1) Online Booking Business

2) Travelling Agent

3) General walk in customer

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Heyu Leisure Holidays Corporation (the "Registrant") was incorporated on July 2, 2013 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers, acquisitions and joint venture.

In addition to a change in control of its management and shareholders, the Registrant's operations to date have been limited to issuing shares and filing a registration statement on Form 10 pursuant to the Securities Exchange Act of 1934. The Registrant was formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

The Registrant entered into an agreement with Tiber Creek Corporation of which the former president of the Registrant is the president and controlling shareholder. Tiber Creek Corporation assists companies to become public reporting companies and for the preparation and filing of a registration statement pursuant to the Securities Act of 1933, and the introduction to brokers and market makers.

On January 13, 2014, the following events occurred which resulted in a change of control of the Registrant:

The Registrant redeemed an aggregate of 20,000,000 of the then 20,000,000 shares of outstanding stock at a redemption price of $.0001 per share for an aggregate redemption price of $2,000.

James Cassidy and James McKillop, both directors of the Registrant and the then president and vice president, respectively, resigned such directorships and all offices of the Registrant. Neither Messrs. Cassidy nor McKillop retain any shares of the Registrant's common stock.

On January 14, 2014, the Registrant issued 1,000,000 shares of its common stock at par representing 100% of the then total outstanding 1,000,000 shares of common stock. Bang Siong Ang was named as the director of the Registrant and serves as its Chief Executive Officer.

On August 8, 2014, the Registrant issued additional 59,000,000 shares of its common stock at par. Accordingly, the total outstanding of common stock is 60,000,000 shares as at 30 September 2014. Hung Seng Tan is appointed as the Executive Director and Guan Chuan Tan is appointed as the Director of the Registrant during the period. Ban Siong Ang is appointed as Managing Director and serves as Chief Executive Officer subsequent to the appointment of new Directors.

On February 9, 2015, the Registrant merged with Heyu Capital Ltd (“Heyu Capital”), a corporation existing under the laws of Hong Kong (Special Administrative Region of the PRC). Pursuant to the merger, the Registrant acquired all of the outstanding common shares of Heyu Capital through the issuance of 1,000 common shares of the Registrant to the shareholders of Heyu Capital. The transaction has been accounted for a business combination under a method similar to the pooling-of-interest method ("Pooling-of-Interest") as the Registrant and Heyu Capital are both under common control with the same majority shareholder

As a result of the Merger and pursuant to the Resolution, Heyu Capital has become a wholly-owned subsidiary of the Registrant. Following the Merger, the Registrant has 60,001,000 shares of common stock outstanding after the share exchange and the issuance of 1,000 common shares to the shareholder of Heyu Capital.

Heyu Capital Limited ("Heyu Capital") was incorporated on June 19, 2013 under the laws of Hong Kong (Special Administrative Region of the PRC) to engage in investment holding, but not limited to, the business of holding, investing, developing, dealing in and managing hotel and entertainment business or interest therein in any countries.

In 2013, Heyu invested 100% of the equity interest in a subsidiary, namely Xiamen Heyu Hotel Management Co Ltd, a company that provide hotel management services in Xiamen, Fujian, China.

On January 25, 2014, Xiamen Heyu Hotel Management Corporation entered into Share Transfer Agreement with former shareholder of Xiamen Wujiaer Hotel Co. Ltd. with a consideration of $622,379 (Approximately 3,800,000 in RMB) in cash.

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The acquisition resulted in a change of control of the company as follow:

Lv Dun Zhi and Lv Shu Yu, both former directors of the Wujiaer resigned such directorships and all offices of the Company. Neither Messrs. Lv Dun Zhi nor Lv Shu Yu retain any shares of the Company’s common stock.

Xiamen Heyu Hotel Management Corporation has become the immediate holding company of Wujiaer. Ang Ban Siong and Tan Hung Seng were appointed as Managing Director and Executive Director respectively upon the completion of acquisition and transfer of ownership of Wujiaer.

The following diagram illustrates the Registrant corporate and ownership structure, the place of formation and the ownership interests of Registrant’s subsidiaries after merger of Heyu Capital and its subsidiaries.

Revenues and Losses

The Registrant had no substantive business operations or specific business plan until merged with Heyu Capital Ltd (“Heyu Capital”), on February 9, 2015.

Based on the consolidated financial statement of Registrant, it would have been deemed to have revenue of $65,274 for the three months ended March 31, 2015 and $51,338 for the three months ended March 31, 2014.

Based on the consolidated statement of operation of Registrant, it would have been deemed to have net losses of $277,909 for the three months ended March 31, 2015 and $1,811,882 for the three months ended March 31, 2014.

Equipment Financing

The Registrant has no existing equipment financing arrangements.

Potential Revenue

The Registrant expects to earn potential revenue from licensing its brand name, initial and ongoing management fees and hotel leisure club membership sales. The Registrant also receives revenue from its hotels based on the number of room rented each day. The rate of occupancy is directly correlated to profitability.

The Registrant’s revenue contribution is mainly from the source of the customers as listed in below categories:

1) Online Booking Business

2) Travelling Agent

3) General walk in customer

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Alternative Financial Planning

The Registrant has no alternative financial plans at the moment. If the Registrant is not able to generate increased revenues and profits and/or successfully raise monies as needed through a private placement or other securities offering (including, but not limited to, a primary public offering of securities), the Registrant’s ability to expand its business plan or strategy over the next two years will be jeopardized.

Capital Resources

Since its inception, the Registrant has devoted substantially all of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Registrant is considered to be in the development stage. The Registrant has not generated revenues from its operations, and its continuation as a going concern is dependent on management’s ability to develop profitable operations, and/or obtain additional financing from its stockholders and/or other third parties.

The Registrant’s proposed activities will necessitate significant uses of capital beyond 2015.

There is no assurance that the Registrant’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Registrant. Accordingly, given the Registrant’s limited cash and cash equivalents on hand, the Registrant will be unable to implement its business plans and proposed operations unless it obtains additional financing or otherwise is able to generate revenues and profits. The Registrant may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

Discussion on Consolidated results for the period ended March 31, 2015

On February 9, 2015, the Registrant completed the acquisition of Heyu Capital Ltd (“Heyu Capital”), in a stock-for stock transaction (the “Acquisition”) under a method similar to the pooling-of-interest method as the Registrant and Heyu Capital are both under common control with and by the same majority shareholder. Based on a consolidated statement of operation, the Registrant generated revenue of $65,274 during the three month ended March 31, 2015. The Registrant posted net losses of $277,910 for the three month ended March 31, 2015. The expenses incurred and losses consisted primarily of funds expended to pay professional fees and furthering the Registrant’s business and operational activities.

Discussion on Pro forma results for the Year ended December 31, 2014

Based on a pro forma statement of operation, combination of Heyu Capital and the Registrant, the Registrant generate revenues of $306,882 during the year ended December 31 2014. The Registrant and Heyu Capital posted net losses of $3,083,684 for the year ended December 31, 2014. The expenses incurred and losses consisted primarily of funds expended to Pay professional fees related to becoming a public company and costs related to acquisitions and furthering the Registrant’s business and operational activities.

The following discussion and analysis should be read in conjunction with the following financial statements and accompanying notes that appear as exhibits.

•	Unaudited consolidated financial statement of Heyu Leisure Holiday Corporation for the period ended March 31, 2015 and December 31, 2014.

•	Audited consolidated financial statement of Heyu Capital Ltd for the year ended March 31, 2015 and December 31, 2014.

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HEYU LEISURE HOLIDAY CORPORATION

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate History

Heyu Leisure Holidays Corporation (the “Company”) was incorporated on July 2, 2013 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.

In addition to a change in control of its management and shareholders, the Company’s operations to date have been limited to issuing shares and filing a registration statement on Form 10 pursuant to the Securities Exchange Act of 1934. The Company was formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

On September 30, 2013, the Company registered its common stock on a Form 10 registration statement filed pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 12(g) thereof which became automatically effective 60 days thereafter.

The Company files with the Securities and Exchange Commission periodic and current reports under Rule 13(a) of the Exchange Act, including quarterly reports on Form 10-Q and annual reports Form 10-K.

The Company entered into an agreement with Tiber Creek Corporation of which the former president of the Company is the president and controlling shareholder. Tiber Creek Corporation assists companies to become public reporting companies and for the preparation and filing of a registration statement pursuant to the Securities Act of 1933, and the introduction to brokers and market makers.

On January 13, 2014, the following events occurred which resulted in a change of control of the Company:

The Company redeemed an aggregate of 20,000,000 of the then 20,000,000 shares of outstanding stock at a redemption price of $.0001 per share for an aggregate redemption price of $2,000.

James Cassidy and James McKillop, both directors of the Company and the then president and vice president, respectively, resigned such directorships and all offices of the Company. Neither Messrs. Cassidy nor McKillop retain any shares of the Company’s common stock.

Ban Siong Ang was named as the director of the Company and serves as its Chief Executive Officer.

On January 14, the Company issued 1,000,000 shares of its common stock at par representing 100% of the then total outstanding 1,000,000 shares of common stock.

On August 8, 2014, the Company issued additional 59,000,000 shares of its common stock at par. Accordingly, the total outstanding of common stock is 60,000,000 shares as at 30 September 2014.

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Hung Seng Tan is appointed as the Executive Director and Guan Chuan Tan is appointed as the Director of the Company during the period. Ban Siong Ang is appointed as Managing Director and serves as Chief Executive Officer subsequent to the appointment of new Directors.

On February 9, 2015, Heyu Leisure Holiday Corp. (”Heyu Leisure” or the “Company” or the “Registrant”) merged with Heyu Capital Ltd (“Heyu Capital”), a corporation existing under the laws of Hong Kong (Special Administrative Region of the PRC). Pursuant to the merger, the Company acquired all of the outstanding common shares of Heyu Capital through the issuance of common shares of the Company to the shareholders of Heyu Capital.

As a result of the Merger and pursuant to the Resolution, Heyu Capital has become a wholly-owned subsidiary of the Company and the Company issued shares of its common stock to shareholders of Heyu Capital at a rate of 1,000 shares of the Registrant’s common stock for all Heyu Capital common share. Immediately prior to the Merger, the Registrant had 60,000,000 shares of common stock outstanding.

Following the Merger, the Company has 60,001,000 shares of common stock outstanding after the share exchange and the issuance of 1,000 common shares to the shareholder of Heyu Capital.

Results of Operations for the period ended March 31, 2015 and March 31, 2014 and for the year ended December 31, 2014 and 2013

	(Post Acquisition) For the three month ended,		(Prior Acquisition) For the year ended,
	2015	2014	2014	2013
Revenue	$65,274	$51,338	$-	$-
Cost of revenue	(121,327)	(87,963)	-	-
Operating expenses	(221,856)	(1,772,826)	(41,085)	(1,407)

Prior Acquisition

As of December 31, 2014 and 2013, the Registrant had no business operations prior to the acquisition and accordingly no revenue were generated during the year. As of December 31, 2014 and 2013, the operating expenses were $1,407 and $41,085 respectively. The increase was due to increase in audit fee as a result of audit review for subsequent year merger of Heyu Capital Limited and Form S1 during the year.

Post Acquisition

The Registrant has completed the acquisition of Heyu Capital Ltd. (“Heyu Capital”) on February 9, 2015, under a method similar to the pooling-of-interest method ("Pooling-of-Interest") as the Registrant and Heyu Capital are both under common control with by the same majority shareholder with. Accordingly, there were revenue generated from the ultimate subsidiary, namely Xiamen Wujiaer Hotel Ltd during the period. The revenue increased from $51,338 to $65,274 from the three months ended March 31, 2014 to the three months ended March 31, 2015. These increases resulted primarily from the increase of hotel room occupancy rate from 28.7% to 36.5% during the period.

The increase in Cost of revenue is consistent with the increase of revenue for the three months ended March 31, 2015. The cost of revenue consists of water, electricity, cost of rental and related taxes of hotel.

The Group operating expenses decreased from $1,772,826 to $221,856 from the three months ended March 31, 2014 to March 31, 2015. There was consultant fee payments to consultant related to the share listing and project fee in previous year. However, no such payments incurred during the period and resulted in decrease in operating costs.

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Liquidity and Capital Resources

	(Post Acquisition)		(Prior Acquisition)
	As at March 31, 2015	As at December 31, 2014	As at December 31, 2014	As at December 31, 2013
Total current assets	$161,367	$236,708	-	2,000
Total current liabilities	736,180	592,714	(35,185)	(1,150)
Working capital (deficit)	(574,813)	(356,006)	(35,185)	(850)

Prior Acquisition

As of December 31, 2014 and December 31, 2013, total current assets were $nil and $2,000 respectively. The decrease is mainly due to decrease in cash and cash equivalent as a result of payment of audit fee during the year.

As of December 31, 2014 and December 31, 2013, total current liabilities were $35,185 and $1,150 respectively. The increase is mainly from the advances from related parties, which paid for audit fee and listing expenses during the year.

The Company had negative working capital of $35,185 and an accumulated deficit of $ 45,492 as of December 31, 2014.

Post Acquisition

As of March 31, 2015 and December 31, 2014, total current assets were $161,367 and $236,708 respectively after merged with Heyu Capital Limited. The decrease is mainly due to decrease in cash and cash equivalent as a result of payment of hotel daily operating expenses in Xiamen Wujiaer Hotel.

As of March 31, 2015 and December 31, 2014, total current liabilities were $736,180 and $592,714 respectively. The increase is mainly from the advances from shareholder, which paid for daily hotel operation expenses and staff salaries during the period.

The Company had negative working capital of $574,813 and an accumulated deficit of $ 5,289.933 as of March 31, 2015.

Cash Flows

	For the period ended March 31, 2015	For the period ended March 31, 2014	For the year Ended December 31,2014	For the year Ended December 31, 2013
Net cash used in operating activities	$(193.885)	$(1,847,447)	(37,035)	$(257)

Net cash provided by (used in) investing activities	2,176	(7,276)	-	-

Net cash provided by financing activities	137,138	1,832,366	35,035	2,257

Effect of exchange rate changes on cash and cash equivalent	(2,428)	(503)	-	-

Net change in cash	(56,999)	(22,860)	(2,000)	2,000

Prior Acquisition

For the twelve month ended December 31, 2014 and 2013 we spent $37,035 and $257 on operating activities. The increase in our expenditures on operating activities was primarily due to the payment to auditor in relation to the review of subsequent merged of Heyu Capital and Form S1.

For the twelve month ended December 31, 2014 and 2013, $35,035 and $2,257 was provided by financing activities, the increase is mainly advances from related parties during the year.

Post Acquisition

For the three month ended March 31, 2014 and 2015 we spent $1,847,447 and $193,885 on operating activities. The decrease in our expenditures on operating activities was primarily due to the payment to consultant in relation to the potential project acquisition and share listing expenses in prior period. However, there is no such expenses incurred and therefore decrease in operating expenses during the period.

For the three month ended March 31, 2014 and 2015, $1,832,366 and $137,138 was provided by financing activities, the decrease is mainly from the lesser capital contribution from shareholder during the period.

HEYU CAPITAL LIMITED

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate History

Heyu Capital Limited ("Heyu", “the Group” and "the Company") was incorporated on June 19, 2013 under the laws of Hong Kong (Special Administrative Region of the PRC) to engage in investment holding, but not limited to, the business of holding, investing, developing, dealing in and managing hotel and entertainment business or interest therein in any countries.

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In 2013, the Company invested 100% of the equity interest in a subsidiary, namely Xiamen Heyu Hotel Management Co Ltd, a company that provide hotel management services in Xiamen, Fujian, China.

On January 25, 2014, Xiamen Heyu Hotel Management Corporation entered into Share Transfer Agreement with existing shareholder of Xiamen Wujiaer Hotel Co. Ltd with a consideration of $622,379 (Approximately 3,800,000 in RMB) in cash.

The acquisition occurred has resulted in a change of control of the Company as follow:

Lv Dun Zhi and Lv Shu Yu, both directors of the Wujiaer resigned such directorships and all offices of the Company. Neither Messrs. Lv Dun Zhi nor Lv Shu Yu retain any shares of the Company’s common stock.

Xiamen Heyu Hotel Management Corporation has become the immediate holding company of Wujiaer. Ang Ban Siong and Tan Hung Seng were appointed as Managing Director and Executive Director respectively upon the completion of acquisition and transfer of ownership of Wujiaer.

Results of Operations for the year ended December 31, 2014 and 2013

	For the year ended,
	2014	2013
Revenue	$306,882	$
Cost of revenue	(424,501)		-
Operating expenses	(2,922,335)		(22,299)

Twelve Month ended December 31, 2014 and 2013

As of December 31, 2013, Heyu Capital had no business operations prior to the acquisition of Xiamen Wujiaer Hotel and accordingly no revenue were generated during the year. As of December 31, 2014, the revenue is increased to $306,882 due to the acquisition of Xiamen Wujiaer Hotel on 9th January 2014.

The cost of revenue increased from nil to $424,501 from the twelve months ended December 31, 2013 to twelve months ended December 31, 2014. The increase in Cost of revenue is consistent with the increase of revenue after the acquisition of Xiamen Wujiaer Hotel during the year.

As of December 31, 2013 and 2014, the operating expenses were $22,299 and $ 2,922,335 respectively. The increase in operating expenses is due to the payment to consultant related to the share listing and project fee during the year.

Liquidity and Capital Resources

	As at December 31, 2014	As at December 31, 2013
Total current assets	$236,708	$491,395
Total current liabilities	(557,529)	(79,977)
Working capital (deficit)	(320,821)	411,418

As of December 31, 2013 and 2014, total current assets were $491,395 and $236,708 respectively. The decrease is due to payments to consultant relating to the project acquisition and share listing.

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As of December 31, 2013 and 2014, total current liabilities were $79,977 and $557,529 respectively. The increase is mainly from the advances from shareholder, which paid for daily hotel operation expenses and staff salaries.

The Company had negative working capital of $320,821 as of December 31, 2014

Cash Flows

	For the year Ended December 31, 2014	For the year Ended December 31, 2013
Net cash provided by (used in) operating activities	$(2,643,811)	$(1,847,936)
Net cash provided by (used in) investing activities	(723,234)	(38,675)
Net cash provided by financing activities	2,968,002	2,338,042
Effect of exchange rate changes on cash and cash equivalent	7,974	1,292
Net change in cash	(391,069)	452,723

For the year ended December 31, 2013 and 2014, net cash used in operating activities has increase from $1,847,936 to $2,643,811 during the year. The increase in our expenditures was primarily due to payment to consultant in relation to the potential project acquisition and share listing expenses.

For the year ended December 31, 2013 and 2014, net cash used in investing activities has increase from $38,675 to $761,734 during the year. The increase was mainly due to purchase of leasehold improvement and equipment during the year.

For the year ended December 31, 2013 and 2014, net cash generated from financing activities has increase from $2,338,042 to $2,968,002. The increase is mainly due to capital contribution from shareholder during the year.

Additional Information for Wujiaer Hotel

The company was incorporated on January 26, 2011 in the People’s Republic of China. It manages budget hotel chains, clubhouses and in room services in Xiamen, China,(a city in China). On January 25, 2014 the former shareholder of the company entered into a Share Transfer Agreement with a wholly owned subsidiary of Heyu Capital Limited, namely Xiamen Heyu, to transfer 100% of the equity interests in the company for a cash consideration of approximate $621,700 (RMB3.8 million). The acquisition and share transfer is completed on January 25, 2014. Subsequent to the acquisition, Wujiaer Hotel has become the ultimate subsidiary of Heyu Capital Limited.

Revenue from Hotel is derived from rental of rooms, food and beverage from leased hotel. As of December 31, 2012 and 2013. the hotel has 82 hotel rooms  with the average occupancy rate of 40% and its average daily room rate is about $25 (RMB 150).  As of December 31, 2012 and 2013,  Wujiaer generated revenue of $296,305 and $245,988 respectively, which mainly including the rental of rooms, food and beverages sales from hotels.

As of December 31, 2014 and 2013, the hotel average occupancy rate has increased from 40% to 45% with the average daily room rate of $25 (RMB 150). Based on a pro forma statement of operation in exhibit 99.5, Wujiaer generated revenue of $326,942 and $245,988 respectively as of December 31, 2014 and 2013, which mainly including the rental of rooms, food and beverages sales from hotels.

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Cost of revenue consists of hotel water & electricity expenses, depreciation and leased hotel rental. Based on pro forma statement of operation in exhibit 99.4 Wujiaer cost of revenue was $101,828 and $161,207 respectively as of December 31, 2012 and 2013. The increase was due to new operating lease arrangement starting from October 2013, which resulted in higher rental expense. As of December 31, 2014, Wujiaer cost of revenue has increased to $431,119 due to full year rental expenses charged in 2014 as compared to three months charged in 2013.

MANAGEMENT

The following table sets forth information regarding the members of the Registrant’s board of directors and its officers:

Name	Age	Position	Year Commenced

Boon Hong Haw	46	Chairman of the Board cum Independent
		Non-executive Director	2014

Ban Siong Ang	40	CEO and Group Managing Director	2014

Hung Seng Tan	53	Executive Director	2014

Guan Chuan Tan	48	Director	2014

Kean Tat Che	32	Chief Financial Officer	2014

Timi Ecimovic	73	Non-executive Director	2014

Mei Yun Zhong	39	Non-executive Director	2014

Stephan Truly Busch	65	Non-executive Director	2014

Kwee Huwa Tan	50	Non-executive Director	2014

Shanmuga Ratnam	58	Independent Non-executive Director	2014

M. Shahid Siddiqi	72	Independent Non-executive Director	2014

Hakikur Rahman	57	Independent Non-executive Director	2014

Lay Hoon Ong	42	Independent Non-executive Director	2014

Boon Hong Haw

Boon Hong Haw was appointed as a Chairman cum Independent Non-Executive Director of the Registrant in 2014. Also serves as one of the Finance, Audit, Remuneration and Risk Management Board Committee member of HEYU Group of Companies in 2014.

Mr Haw is a Business Consultant and Professor in Corporate Social Responsibility for Ansted University since September 1999.He has developed many successful portfolios for public listed companies, private limited companies, business enterprise, NGOs to World Organization, Institutions and government agencies in various countries through encouraging these entities to cultivating Corporate and Individuals Social Responsibility practices.

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Mr. Haw is one of the Internationally well-known Environmentalists, Educationalists, Social Scientists, Strategic planners, authors, Peace Sustainable Makers and Consultant/Specialist on International Business & Entrepreneurial Development, leadership, Corporate Social & Sustainable Responsibilities, Financial & Economic, Management, Marketing, Cross-Cultural Resource, Human Rights and the creative management of change. Also he is an intellectual luminary of great repute and a human dynamo of hard work and unstinted service. Mr Haw individual qualifications and skills that led to the conclusion that he should serve as a Chairman and Audit and Finance Committee include his extensive and broad experience in the Hotel industry gained through his years of consultancy positions of increasing responsibility in operations, corporate planning, mergers and acquisition. He has no conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offences within the past ten years.

Ban Siong Ang

Mr. Ban Siong Ang was appointed as a Group CEO and Managing Director of the Registrant in 2014. He also served as interim CFO prior to the joining of new CFO.

He graduated from University of Southern Queensland, Australia in 1998 and completed his Doctor of Business Administration from Ansted University in 2011. Upon his graduation from Australia, he started his career and worked as Senior Officer in Bursa Malaysia Depository Sdn Bhd (formerly known as Kuala Lumpur Stock Exchange) between 1998 to2004. From 2004 to 2009, he served as Director and principal consultant for Golden Design Renovation and Construction Sdn Bhd. Between 2010 and 2011, he served as General Manager and Directors for E-World Films Production Limited, Big Mine (Hong Kong) Private Limited and Asia Morgan Foundation Financial Ltd. In 2012, he founded Heyu Group of Companies in China, Hong Kong and Malaysia. Heyu Group of Companies are engaged in Leisure and Hotels management, Club membership, Biotechnology, Finance and Investment, Food & Beverage, Brand Franchising, Advance Entertainment Technology, Event Management, Property Development and Management, land & real estate property development, etc.

He is responsible in the formulation and implementation of the HEYU Group’s corporate strategies as well as in charge of the corporate finance and investment management aspects of the Group due to his acute knowledge with rich experience, strong commitment, innovative and dynamic personality. He obtained few Professional Institution Fellowship recognitions from the United Kingdom and also as a member of “The Academic Council on the United Nations System (ACUNS)” in Canada.

In view of Mr. Ang humanitarian contributions, he was certified as ASRIA CSR-CAP in recognizing his outstanding contributions to establish, promote and protect humanity, Peace, Culture Human resource development and Education for the well-being of human society through volunteerism. He was also bestowed the Royal Orders from the State of Pahang in Malaysia.

Hung Seng Tan

Mr. Hung Seng Tan was appointed as an Executive Director of the Registrant in 2014. In July 2007, he graduated from Ansted University and possessed Bachelor degree in Civil Engineering.

Between March 1980 and February 1984, he worked at Hotels and Restaurants in the United States of America.

In June 1984, he started his own business venture in Malaysia and served as Managing Director in Mesin Engineering Sdn Bhd in the field of quarry construction and trading business. Mr Tan is a prominent hand on specialist in town with 30 year experience in the quarry business (River and Marine sand exploratory) and also in earthworks construction project to which he has completed few important infrastructure projects in Malaysia since 1984. Presently, he sits on the Directors of Mesin Engineering Sdn Bhd and Hung Seng Constructions Sdn Bhd in Malaysia since 1984.

Mr. Tan’s individual qualifications and skills that led to the conclusion that he should serve as a director and co-founder of Heyu Group of companies to oversee on hotel business, property development and risk management.

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Guan Chuan Tan

Guan Chuan Tan was appointed as a Director of the Registrant in 2014. He possesses a Bachelor and Master in Business Administration from Ansted University. He has engaged in restaurant and property industry for over 30 years. He started to serve as Executive Director of Aniseed Group to take charge of culinary and food development since 2008. Besides that, he is the Executive Director of Lava Group and CEO of Buddhist Temple at Dallas Texas in US. He does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offenses within the past ten years.

Kean Tat Che

Kean Tat Che was appointed as a Chief Financial Officer of the Registrant in 2014. He is the member of CPA Australia (Certified Public Accountant) and possessed Bachelor of Commerce (Accounting and Finance) from University of Adelaide, Australia in 2005.

He started his career as external auditor with BDO Binder in Aug 2005 and subsequently joined Ernst & Young in January 2006. Between January 2006 and August 2009, he held the position of Senior Auditor in Ernst & Young. In October 2009, he worked as Corporate Finance Manager in ICH Group which responsible for Greater China Company fund raising, corporate exercise and Initial Public Offering (“IPO”). From June 2011 to September 2013, he was the Vice President in Auscar Wealth Management Sdn Bhd. Between October 2013 to October 2014, he served as Senior Finance Manager in Tropicana Corporation Berhad; which is the property development company listed on the main board of Bursa Malaysia. He does have 10 years of experience in accounting, auditing, corporate finance and corporate exercise in big four accounting firm and public listed companies in Malaysia, China and Singapore.

He does not have any family relationship with any directors and/or major shareholder of HEYU Group of Compamies, nor any conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offenses within the past ten years.

Timi Ecimovic

Timi Ecimovic was appointed as a Non-Executive Director of the Registrant in 2014. He was the Ex-Chairman of the World Thinkers’ Forum cum one of the chapter’s founding members of the World Thinkers’ Panel on the Sustainable Future of Humankind (WTP-SFH) in China. He started his career as veterinary surgeon with Agriculture Institute, Nova Gorica and Ihan between 1966 and 1969. In 1969, he worked as Adviser for development of Veterinary drugs in Krka Pharmaceutical Company. Between 1970 and 1972, he held the position of Regional Veterinary Officer in Ministry of Agriculture, Dar-es-Salaam, Tanzania. From 1972 to 1975, he worked as Regional Sales and Marketing Manager in Krka Pharmaceutical Company, Slovenia. Between 1975 and 1979, he served as Financial adviser in Ljubljanska Bank for industrial co-operation and joint venture affairs. In 1981, he served as General Manager in Danjub Chemical company at Enugu in Nigeria. From 1982 to 1986, he served as Sales Manager in Emona Ipko. He started his own company namely TJE Business Advisory Centre and served for Manager between 1987 and 1993. In 1993, he worked as independent researcher registered with Ministry of Science and Technology at Ljubljana in Slovenia. From 1995 until present, he is the Director of SEM Institute for Climate change and free-lance lecturer for the climate change system, nature, space and environment protection.

He has more than 300 professional publications including 20 books, several book chapters in the field of Environmental Sciences, Physics of the Nature, System thinking, Climate Change System, Corporate and Individual Social Responsibility, etc. Also he is the Chair of ASRIA’s CSR-CAP, Professor cum Program Director of Ansted University’s School of Environmental Sciences, Ex-Head of SEM Institute for Climate Change, active member of the European Academy of Sciences and Arts, was an International Consultant Socio-Economic and Sport Fishing for The Food and Agriculture Organization of the United Nations (UN FAO) in Rome, Italy. He received the public certificate The Citizen of the Earth XXI, 2012.

Mr. Timi Ecimovic has been nominated by many institutions in the world for the Nobel Prize in Physics. He has been serving as Chairman for the World Thinkers’ Forum, The Chancellor of the World Philosophical Forum University, and many of his activities have been broadcasted via various media channels through press, magazines, journals TV shows and radio presentations including Kaleidoscope of the United Nations Children’s Fund (UNICEF). He is author of environmental sciences and sustainable development cum sustainable future of humankind resources books as well as listed in Who’s who publications as Global Studies Encyclopedic Directory, and Encyclopedic Directory of Known Slovenians. He does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offences in his whole life until now.

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Mei Yun Zhong

Ms. Zhong was appointed as a Non-Executive Director cum Nomination Committee member of the Registrant in 2014. From 1996 to 2000, she started her career as surgical nurse in Fuzhou General Hospital of Nanjing Military Region in China. Subsequently, she worked as Regional Agent for China Life Insurance between 2000 and 2002. From 2003 to present, she working as healthcare Regional Sales agent and Manager in New Era Guo Zeng Inc in China.

In 2013, she received her Bachelor Degree of Business Administration from Ansted University. In view of her strong interest in doing business with good leadership skill, she was appointed Non-Executive Director in 2014. She does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. She has had no convictions for any offences within the past ten years.

Stephan Truly Busch

Stephan Truly Busch was appointed as a Non-Executive Director cum Nomination Committee member of the Registrant in 2014. He has been in the teaching profession for over 40 years at different German schools in Germany. He is a well-known English teacher in Germany, also fluent in German, Bosnian, Croatian and Serbian languages. He started his career as translator/ interpreter with Energeoinvest Sarajevo between 1970 and 1973. From 1973 to present, he is working as the teacher of English and German at Wolfen buettel School in Germany. He also served as Evaluation consultant for Europe in California University FCE from 2011 until now.

He completed his Doctor of Education at Ansted University and serves as an Evaluation expert for European credentials. He has also managed several soccer teams throughout Germany. He does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offences within the past ten years.

Kwee Huwa Tan

Kwee Huwa Tan was appointed as a Non-Executive Director cum Nomination Committee member of the Registrant in 2014. In 2014, she received her Bachelor of Business Administration from Ansted University. She does have 25 years of experience in beauty care business. Presently she is the Principal Consultant for HEYU Healthcare division in the aspect of beauty and cosmetology.

In 2000, she established Slynn International Beauty Group and working as Director until now, which is integrating scientific research, marketing, training and professional beauty in business territories covering mainland China, Southeast Asia, Europe, America and China Taiwan region. She has been enthusiastic about public welfare, involving social welfare activities and contribution diligently. She does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. She has had no convictions for any offences within the past ten years.

Shanmuga Ratnam,

Shanmuga Ratnam was appointed as an Independent Non-Executive Director cum the Finance, Audit, Remuneration and Risk Management Board Committee member of HEYU LEISURE HOLIDAYS CORPORATION in 2014. He was an ex-banker and served as head of department in the FOREX exchange for 25 years in the financial institution in Malaysia.

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A well-known personality in his chosen profession. He is Ansted University Doctorate Alumni cum Honorary Advisory Council member in Malaysia. Also he obtained few Professional Institution Fellowship recognitions from the United Kingdom and travel extensively to various countries to serve as invited speaker. He does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offences within the past ten years.

M. Shahid Siddiqi

M. Shahid Siddiqi was appointed as an Independent Non-Executive Director of the Registrant in 2014. He is one of the founding members of the World Thinkers’ Panel on the Sustainable Future of Humankind (WTP-SFH). A Notary Public in the State of California, United States. Board of Advisor cum Professor in Business & Accounting for Ansted University, retired Tax Consultant in the United States and Canada, President/CEO, Avon Income Tax Services Inc., Deputy Governor for American Biographical Institute Research Association. Author of taxation and accounting resource books as well as listed in Who’s who publications. He does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offences within the past ten years.

Hakikur Rahman

Md. Hakikur Rahman was appointed as an Independent Non-Executive Director of the Registrant in 2014. He is specialized in the field of Computer Engineering. He is Ansted University Doctorate alumni cum Honorary Advisory Council member. Also he is a trained and qualified Electrical & Electronics Engineer and has been serving as faculty members for various Universities in Portugal and Bangladesh. He is the Chief Editor of the Advances in Knowledge Communities and Social Networks (AKCSN) Book series and International Journal of Information and Communication technology for Human Development (IJICTHD); He has contributed over 45 book chapters, authored/edited about 20 books and published more than 100 articles/papers on ICT for Development (knowledge management, e-governance, e-learning, data mining applications and Internet governance). He does not have any family relationship with any directors and/or major shareholder of HEYU Group of Companies, nor any conflict of interest in any business arrangement involving the Registrant. He has had no convictions for any offences within the past ten years.

Lay Hoon Ong,

Ms. Lay Hoon Ong, was appointed as an Independent Non-Executive Director of the Registrant in 2014. She has 20 years of experience in directing business administrative and accounting aspects in the field of Education Institution, Publication, Insurance, Business Consultancy, Manufacturing and Industrial Services. Although this kind of task is considered extremely challenging but she never stopped learning the new approaches and improve herself along the journey as a dedicated Administrative Management Director. In view of her international voluntary contributions for many successful conference event projects, she was awarded an Honorary Doctorate degree BALKAN Academy of Science, Technology and Management in Sofia, Bulgaria in 2005. In addition, she also sits on the Directors of several private limited companies in Malaysia. She has no conflict of interest in any business arrangement involving the Registrant. She has had no convictions for any offences within the past ten years.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Registrant's board of directors has reviewed the materiality of any relationship that each of the directors has with the Registrant, either directly or indirectly. Based on this review, the board currently has five independent directors.

Committees and Terms

The Board of Directors (the “Board”) has established two committees, which are the Finance, Audit and Risk Management committee and nominations committee. The Registrant has adopted a charter for each of the board committees. Each committee’s members and functions are described below.

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Finance, Audit and Risk Management Committee

Our audit committee consists of four directors, namely Mr. Shanmuga Ratnam, Mr Boon Hong Haw, Mr Ban Siong Ang and Mr Hung Seng Tan. Our board of directors has determined that Mr. Shanmuga Ratnam is qualified as an audit committee financial expert within the meaning of the SEC regulations. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

• selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

• setting clear hiring policies for employees or former employees of the independent auditors;

• reviewing with the independent auditors any audit problems or difficulties and management’s response;

• reviewing and approving all proposed related-party transactions;

• discussing the annual audited financial statements with management and the independent auditors;

• discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

• reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

• reviewing with management and the independent auditors related-party transactions and off-balance sheet transactions and structures;

• reviewing with management and the independent auditors the effect of regulatory and accounting initiatives and actions;

• reviewing policies with respect to risk assessment and risk management;

• reviewing our disclosure controls and procedures and internal control over financial reporting;

• timely reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within GAAP that have been discussed with management and all other material written communications between the independent auditors and management;

• establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

• annually reviewing and reassessing the adequacy of our audit committee charter;

• such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

• meeting separately, periodically, with management, the internal auditors and the independent auditors.

Nomination Committee

Our Nomination committee consists of Ms. Kwee Huwa Tan, Mr. Truly Bush and Ms. Mei Yun Zhong. The nomination committee is responsible for, among other things:

• Making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;

• Overseeing the Company’s chief executive officer (“CEO”) succession planning process

• Conducting an annual review of the Company’s CEO and non-independent chairman, if any;

• Developing and recommending to the Board a set of corporate governance principles, including independence standards; and

• taking a leadership role in shaping the corporate governance of the Company.

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Legal Proceedings

There are currently no pending, threatened or actual legal proceedings of a material nature in which the Registrant is a party.

None of the officers and directors of the Registrant are presently involved in material legal proceedings. Moreover, during the past ten years, none of the officers and directors of the Registrant have been involved in material legal proceedings of the nature described in Item 401(f) of Regulation S-K)

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

Description of Compensation Table

				Aggregate
		Annual	Annual	Accrued				All	Annual
		Earned	Payments	Salary Since		Stock and	Compensation	Other	Compensation
Name/Position	Year	Salary	Made	Inception	Bonus	Options	Plans	Compensation	Total

Boon Hong Haw Chairman	2014	$120,000	$0	$120,000	$0	-	-	-	$120,000

Ban Siong Ang	2014	$180,000	$0	$180,000	$0	-	-	-	$180,000
CEO and
Group Managing Director

Hung Seng Tan	2014	$72,000	$0	$72,000	$0	-	-	-	$72,000
Executive Director

Guan Chuan Tan
Director	2014	$24,000	$0	$24,000	$0	-	-	-	$24,000

Kean Tat Che	2014	$72,000	$0	$72,000	$0	-	-	-	$72,000
Chief Financial Officer

The Board of Directors may allocate salaries and benefits to the officers in its sole discretion. No officer is subject to a compensation plan or arrangement that results from his or her resignation, retirement, or any other termination of employment with the Registrant or from a change in control of the company or a change in his or her responsibilities following a change in control. The members of the Board of Directors may receive, if the Board so decides, a fixed fee and reimbursement of expenses, for attendance at each regular or special meeting of the Board, although no such program has been adopted to date. The Registrant currently has no retirement, pension, or profit-sharing plan covering its officers and directors; however, the Registrant plans to implement certain such benefits after sufficient funds are realized or raised by the Registrant (see “Anticipated Officer and Director Remuneration” below.)

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Employment Agreements

The Registrant enters into and maintains customary employment agreements with each of its officers and employees.

The employees receive health insurance benefits. The Registrant provides the health insurance coverage to all Registrant staff after a probation period.

The Registrant also offers an Employee Provident Fund as a provision of retirement funds. All Registrant staff are entitled to participate in this fund after a probation period. The contribution of the Employee Provident Fund is from Employer and Employee. The Registrant will match up to five percent of the Employee’s salary towards a contribution.

The Registrant also provides a food allowance. The food allowance is provided to the hotel staff only, of up to RMB 10.00 per working shift.

The Registrant may offer additional fringe and welfare benefits in the future as the Registrant’s profits grow and/or the Registrant secures additional outside financing or its profits from operations allow expenditure on such items.

Anticipated Officer and Director Remuneration

The Registrant pays reduced levels of compensation to its officers and director at present. The Registrant intends to pay regular, competitive annual salaries to all its officers and will pay an annual stipend to its directors when, and if, it completes a primary public offering for the sale of securities and/or the Registrant reaches greater profitability, experiences larger and more sustained positive cash flow and/or obtains additional funding. At such time, the Registrant anticipates offering additional cash and non-cash compensation to officers and directors. In addition, although not presently offered, the Registrant anticipates that its officers and directors will be provided with additional fringe benefits and perquisites at subsidizes rates, or at the sole expense of the Registrant, as may be determined on a case-by-case basis by the Registrant in its sole discretion. In addition, the Registrant may plan to offer 401(k) matching funds as a retirement benefit at a later time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Registrant’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

				Percent of Class
			Percent of	After
		Number of Shares of	Class Before	Offering
Name	Position	Common Stock	Offering (1)	(2)

Ban Siong Ang	CEO, and Group Managing
	Director	46,388,604	77%	70%

Tiang Lee Ng	5% Shareholder	4,272,419	7%	6%

Total owned by officers and directors (3)		46,388,604	77%	70%

* Less than 1%

(1) Based upon 60,001,000 shares outstanding as of the date of this offering.

(2) Assumes sale of all 10,999,097 Shares offered, and 60,001,000 shares outstanding following the offering.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy, a partner in the law firm which acts as counsel to the Registrant, is the sole owner and director of Tiber Creek Corporation. Tiber Creek is entitled to receive cash fees from the Registrant.

James Cassidy and James McKillop, who is the sole officer and owner of MB Americus, LLC, were both formerly officers and directors of the Registrant. As the organizers and developers of Cloud Run, Mr. Cassidy and Mr. McKillop were involved with the Registrant prior to the Acquisitions. In particular, Mr. Cassidy provided services to the Registrant without charge, including preparation and filing of the charter corporate documents and preparation of the instant registration statement. Each of Mr. Cassidy and Mr. McKillop are considered promoters of the Registrant. Tiber Creek received cash fees from the Registrant of $45,000 and will receive an additional $20,000 at such time when the securities of the Registrant begin trading on the market.

As a result of acquisition, the Registrant issued shares of its common stock to Ban Siong Ang at a rate of 1,000 shares of the Registrant’s common stock for 40,000,000 of Heyu Capital common shares.

Ban Siong Ang, the Registrant’s Chief Executive Officer, and Managing Director is the brother-in-law of Hung Seng Tan, an executive director of the Registrant.

During the period ended September 2014, daily operation expenses of $270,342 paid on behalf by Ban Siong Ang and $8,936 paid on behalf by Hung Seng Tan, which is nil during the year ended December 2013.

During the period ended September 2014 and year ended December 2013, Ban Siong Ang has paid $5,057,340 and $2,417,980 respectively for the capital contribution in Heyu Capital.

SELLING SHAREHOLDERS

The Registrant is registering for offer and sale by existing holders thereof 10,999,097 shares of common stock held by such shareholders. The Registrant will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $1.50 per share, until the Registrant's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

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The following table sets forth ownership of shares held by each person who is a selling shareholder.

	Shares Owned Before Offering (1)		Offered Herein	Shares Owned After Offering (2)
Name	Number	Percentage	Number	Number	Percentage

Ban Siong Ang	46,389,604	77%	4,638,960	41,749,744	70%

Tiang Lee Ng	4,272,419	7%	427,241	3,845,178	6%

Hooi Pheng Ang	254,569	*	254,569	0	*

Teik Kui Ang	651,854	*	651,854	0	*

Xin Chen	109,354	*	109,354	0	*

Tek Mun Chin	340,000	*	340,000	0	*

ShuHui Dai	257,416	*	257,416	0	*

XieMing Fan	66,000	*	66,000	0	*

HaiBin Gao	80,000	*	80,000	0	*

Boon Hong Haw	2,000,000	3.3%	200,000	1,800,000	3%

JianShu Huang	60,000	*	60,000	0	*

QingQiang Li	42,854	*	42,854	0	*

EnYu Lin	70,000	*	70,000	0	*

FenJin Lin	40,000	*	40,000	0	*

Wee Lee Sim	60,000	*	60,000	0	*

Swiss Teo Swee Kiong	103,064	*	103,064	0	*

Guan Chuan Tan	300,000	*	30,000	270,000	*

Hang Kiang Tan	60,000	*	60,000	0	*

Hung Seng Tan	1,484,423	2.5%	148,442	1,335,981	2%

Hup Teong Tan	90,000	*	90,000	0	*

Kwee Huwa Tan	349,550	*	349,550	0	*

Lan Tan	78,209	*	78,209	0	*

Lee Hiang Tan	97,355	*	97,355	0	*

XiaoDi Rao	153,709	*	153,709	0	*

ShuYing Wang	105,354	*	105,354	0	*

MeiMei Weng	147,355	*	147,355	0	*

Kean Heong Wong	76,203	*	76,203	0	*

XiuHua Xian	200,000	*	200,000	0	*

MeiJiao Xu	166,354	*	166,354	0	*

ZhuEn Xu	50,000	*	50,000	0	*

TaoYing Yang	241,098	*	241,098	0	*

ZhenYu Zeng	180,354	*	180,354	0	*

DeZhao Zhang	100,000	*	100,000	0	*

XiuMei Zheng	525,355	*	525,355	0	*

BingRen Zhong	408,387	*	408,387	0	*

MeiYun Zhong	119,064	*	119,064	0	*

WenJin Zhong	121,354	*	121,354	0	*

XingEn Zhong	84,710	*	84,710	0	*

XingHua Zhong	65,032	*	65,032	0	*

* Less than 1%

(1) Based upon 60,001,000 shares outstanding as of the date of this offering.

(2) Assumes sale of all 10,999,097 Shares offered, and 60,001,000 shares outstanding following the offering.

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SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 60,001,000 shares of common stock outstanding of which 46,388,604 shares are owned by officers, directors and five percent shareholders of the Registrant.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Registrant are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Registrant. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Registrant's securities. However, at present, due to the Registrant’s previous status as a shell company, shareholders cannot currently rely upon Rule 144 for resales of the Registrant’s securities (pursuant to Rule 144(i)).

Rule 144 establishes specific criteria for determining whether a person is not engaged in a distribution of securities. Among other things, Rule 144 creates a safe harbor whereby a person satisfying the applicable conditions of the Rule 144 safe harbor is deemed not to be engaged in a distribution of the securities and therefore not an underwriter of the securities. If a purchaser of securities is unable to rely upon Rule 144 to sell securities (due to Rule 144(i)), then the securities must be registered or another exemption from registration must be found in order for the distribution of securities to be made. In the event that the securities are not registered or another exemption is not found, a purchaser of securities cannot sell or transfer the shares of common stock in the Registrant since the Registrant does not meet the requirements of Rule 144(i)(2).

Pursuant to Rule 144(i), reliance upon Rule 144 is typically available for the resale of restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company (or an issuer that has been at any time previously a reporting or non-reporting shell company) only if the following conditions are met:

•	The issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;
•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

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•	The issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

LEGAL MATTERS

Cassidy & Associates, Beverly Hills, California (“Cassidy & Associates”), has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Registrant. A member of the law firm of Cassidy & Associates is an officer and director of Tiber Creek Corporation.

Interest of Counsel

Cassidy & Associates, counsel for the Registrant, who has given an opinion upon the validity of the securities being registered and upon other legal matters in connection with the registration or offering of such securities, had a controlling interest in the Registrant prior to its change in control and was connected with the Registrant through Cloud Run Acquisition. James Cassidy, a partner of Cassidy & Associates, was a director and officer of Cloud Run Acquisition prior to its change of control.

EXPERTS

Anton & Chia, LLP, an independent registered public accounting firm, has audited the balance sheets of Heyu Leisure Holidays Corporation and Heyu Capital Limited as of December 31, 2014 and December 31, 2013, respectively, Xiamen Wujiaer Hotel Limited as of December 31, 2013 and December 31, 2012 and the related statements of operations, changes in members’ equity (deficit), and cash flows for the year ended December 31, 2014 and December 31, 2013, respectively. The Registrant has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of March 26, 2015, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Registrant’s certificate of incorporation includes an indemnification provision that provides that the Registrant shall indemnify directors against monetary damages to the Registrant or any of its shareholders or others by reason of a breach of the director’s fiduciary duty or otherwise, except under certain limited circumstances.

The certificate of incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act. However, the indemnification provided in the certificate of incorporation is broad and should be considered to be of a broad scope and wide extent.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Registrant is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Registrant’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

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Registration Fees	$	[ ]
State filing fees	$
Edgarizing fees	$
Transfer agent fees	$
Accounting fees		$12,000
Legal fees	$
Printing	$

Item 14. Indemnification of Directors and Officers

The Registrant's certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Registrant to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Registrant. The Registrant does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Registrant.

Item 15. Recent Sales of Unregistered Securities

The Registrant has issued the following securities in the last three (3) years. All such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Registrant in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale. Furthermore, no underwriters participated or effectuated any of the transactions specified below. Also, no underwriting discounts or commissions applied to any of the transactions set forth below. All potential investors were contacted personally and possessed at the time of their investment bona fide substantive, pre-existing business relationships with the Registrant and/or its officers, directors and affiliates. No potential investors were contacted through other means, and no general advertising or general solicitation was used to solicit any investors.

(1) On July 9, 2013, 10,000,000 shares of common stock were issued to Tiber Creek Corporation for total consideration paid of $1,000.00. Subsequently, in January 2014, the Registrant redeemed an aggregate of 10,000,000 of these shares for the redemption price of $1,000.00.

On July 9, 2013, 10,000,000 shares of common stock were issued to MB Americus, LLC for total consideration paid of $1,000.00. Subsequently, in January 2014, the Registrant redeemed an aggregate of 10,000,000 of these shares for the redemption price of $1,000.00

(2) On January 13, 2014, 1,000,000 shares of common stock were issued by the Registrant to Ban Siong Ang pursuant to a change of control in the Registrant. The aggregate consideration paid for these shares was $100.

(3) From July 1, 2014 through September 1, 2014, 59,000,000 shares of common stock were issued by the Registrant to the shareholders named below pursuant to executed subscription agreements under a Regulation D offering or other private placement of securities. Each of these transactions was issued as part of the private placement of securities by the Registrant in which no underwriting discounts or commissions applied to any of the transactions set forth below. The Registrant conducted such private placement offering in order to build a base of shareholders and establish relationships with a variety of shareholders. Tiber Creek Corporation did not assist the Registrant in conducting the offering.

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Shareholder Name	Number of Shares	Consideration

Ban Siong Ang	45,388,604	$4,538
Hooi Pheng Ang	254,569	$26
Teik Kui Ang	651,854	$65
Xin Chen	109,354	$11
Tek Mun Chin	340,000	$34
ShuHui Dai	257,416	$26
XieMing Fan	66,000	$7
HaiBin Gao	80,000	$8
Boon Hong Haw	2,000,000	$200
JianShu Huang	60,000	$6
QingQiang Li	42,854	$4
EnYu Lin	70,000	$7
FenJin Lin	40,000	$4
Tiang Lee Ng	4,272,419	$427
Wee Lee Sim	60,000	$6
Swiss Teo Swee Kiong	103,064	$10
Guan Chuan Tan	300,000	$30
Hang Kiang Tan	60,000	$6
Hung Seng Tan	1,484,423	$149
Hup Teong Tan	90,000	$9
Kwee Huwa Tan	349,550	$35
Lan Tan	78,209	$8
Lee Hiang Tan	97,355	$10
XiaoDi Rao	153,709	$15
ShuYing Wang	105,354	$11
MeiMei Weng	147,355	$15
Kean Heong Wong	76,203	$8
XiuHua Xian	200,000	$20
MeiJiao Xu	166,354	$17
ZhuEn Xu	50,000	$5
TaoYing Yang	241,098	$24
ZhenYu Zeng	180,354	$20
DeZhao Zhang	100,000	$10
XiuMei Zheng	525,355	$53
BingRen Zhong	408,387	$41
MeiYun Zhong	119,064	$12
WenJin Zhong	121,354	$12
XingEn Zhong	84,710	$9
XingHua Zhong	65,032	$7

(4) On February 9, 2015, pursuant to the stock-for-stock acquisition of Heyu Capital Ltd, the Registrant issued 1,000 shares of Common stock to Ban Siong Ang.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

2.1++	Agreement and Plan of Reorganization
3.1+	Certificate of Incorporation
3.2+	By-laws
5.1*	Opinion of Counsel on legality of securities being registered
10.1++	Agreement with Golden Eagle Hotel
10.2++	Agreement with Xiamen Yuan Bo Bay Hot Springs Hotel
10.3++	Letter of Intent to Shanghang Hotel Project
10.4	Letter of Intent to Shanghang Hotel Project (English translation)
10.5	Employment appointment of Ang Ban Siong
10.6	Employment appointment letter of Keith Che
10.7	Appointment letter for Haw Boon Hong
10.8	Appointment letter for Hakikur Rahman
10.9	Appointment letter for M Shahid Siddiqi
10.10	Appointment letter for Ong Lay Hoon
10.11	Appointment letter for Shanmuga Ratnam
10.12	Appointment letter for Stephan Truly Busch
10.13	Appointment letter for Guan Chuan Tan
10.14	Appointment letter for Tan Hung Seng
10.15	Appointment letter for Tan Kwee Huwa
10.16	Appointment letter for Timi Ecimovic
10.17	Appointment letter for Zhong Mei Yun
23.1	Consent of Accountants
23.4*	Consent of Attorney (as part of Exhibit 5.1)
99.1	Audited financial statements of Heyu Leisure Holiday Corporation for the year ended December 31, 2014 and December 31, 2013
99.2	Unaudited consolidated financial statements of Heyu Leisure Holiday Corporation for the three months ended March 31, 2015 and March 31, 2014.
99.3	Audited consolidated financial statements of Heyu Capital Limited for the year ended December 31, 2014 and December 31, 2013
99.4	Audited financial statements of Xiamen Wujiaer Hotel Limited for the year ended December 31, 2013 and December 31, 2012.
99.5	Unaudited pro forma financials for consolidated Heyu Capital and Heyu Leisure Holiday Corp for the year ended December 31, 2014 and 2013.

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*	To be filed
+	Previously filed on Form 10-12G on September 30, 2013 (File No.: 000-55068) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.
++	Previously filed on Form 8-K on February 9, 2015 (File No. 000-55068) as the same exhibit number as the exhibit numbed listed here, and incorporated herein by this reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 20, 2015.

HEYU LEISURE HOLIDAYS CORPORATION

By:	/s/ Ban Siong Ang
Title: Chief Executive Officer (Principal Executive Officer)

By:	/s/ Kean Tat Che
Title: Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Boon Hong Haw	Chairman of Board cum Independent Non-executive Director	July 20, 2015

/s/ Ban Siong Ang	CEO and Group Managing Director	July 20, 2015

/s/ Hung Seng Tan	Executive Director	July 20, 2015

/s/ Guan Chuan Tan	Director	July 20, 2015

/s/ Kean Tat Che	Chief Financial Officer	July 20, 2015

/s/ Timi Ecimovic	Non-executive Director	July 20, 2015

/s/ Mei Yun Zhong	Non-executive Director	July 20, 2015

/s/ Stephan Truly Busch	Non-executive Director	July 20, 2015

/s/ Kwee Huwa Tan	Non-executive Director	July 20, 2015

/s/ Shanmuga Ratnam	Independent Non-executive Director	July 20, 2015

/s/ M. Shahid Siddiqi	Independent Non-executive Director	July 20, 2015

/s/ Md. Hakikur Rahman	Independent Non-executive Director	July 20, 2015

/s/ Lay Hoon Ong	Independent Non-executive Director	July 20, 2015

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